Exhibit 99.1
FOR RELEASE AT 3:00 PM CDT

Contact:  Pat Hansen
Senior Vice President and
Chief Financial Officer
414-247-3435
www.strattec.com

STRATTEC SECURITY CORPORATION

REPORTS FISCAL FOURTH QUARTER RESULTS

Milwaukee, Wisconsin – August 4, 2009 -- STRATTEC SECURITY CORPORATION (NASDAQ:STRT) today reported operating results for the fiscal fourth quarter ended June 28, 2009.

Net sales for the Company’s fourth quarter ended June 28, 2009 were $28.2 million, compared to net sales of $38.6 million for the prior year quarter ended June 29, 2008.  Net loss for the period was $2.1 million, compared to net loss of $907,000 in the prior year quarter.  Diluted loss per share for the period was $.65 compared to diluted loss per share of $.26 in the prior year quarter.  In both the current and prior year quarter, sales were significantly impacted by customer assembly plant shutdowns.

In the current quarter, our two largest customers, Chrysler LLC and General Motors Corporation, filed for Chapter 11 bankruptcy protection for their U.S. legal entities.  Chrysler’s filing occurred on April 30th, and General Motors filed on June 1st.  Within days of its filing, Chrysler took the unusual step of shutting down all of its North American manufacturing facilities for the months of May and June.  This development was on top of previously announced GM plant shutdowns idling a significant amount of its North American plant capacity for the purpose of reducing its retail inventory of new vehicles.  May and June were therefore extremely slow sales months for STRATTEC, each nearly 45% below our April sales levels.  This slowness extended into July, the first month of our next fiscal year.

The bankruptcy filings had little affect on our receivables with Chrysler and GM, as both Companies were able to continue making payments to suppliers for parts they had purchased prior to their bankruptcy filings.  We increased our reserve for doubtful accounts at the end of our fiscal third quarter by $500,000 in anticipation of difficulties collecting on our outstanding receivables from Chrysler.  While a majority of our receivables from both Chrysler and GM have been paid under normal terms, there remain some pre-bankruptcy receivable balances still outstanding.  We expect these to be resolved or adequately accounted for through the reserve taken in the third quarter.  Subsequently, both Companies emerged from bankruptcy and started to resume production in July.

During the prior year quarter, a strike by a major supplier to General Motors resulted in temporary closure of several vehicle plants we supplied during the months of April and May 2008.  In addition, during the latter half of the prior year quarter, gasoline prices exceeded $4.00/gallon, which significantly changed consumer preferences away from larger vehicles causing our major customers to re-align their production schedules and mix, depressing our sales and production.

The sales decreases in the current quarter were experienced across all of our largest customers.  Sales to Chrysler LLC were $5.8 million in the current quarter compared to $9.9 million in the prior year quarter.   Included in the current quarter were $3.1 million of sales generated by STRATTEC POWER ACCESS, offset by a combination of lower vehicle production volume and reduced component content in the security products we supply.  Sales to General Motors Corporation were $8.4 million compared to $10.4 million.  Sales to Ford Motor Company were $3.8 million compared to $4.5 million, and sales to Delphi Corporation were $1.1 million compared to $3.3 million.  For each of these three customers our decreased sales were a result of lower production volumes for the vehicles we supply.

Gross profit margins were 10.1 percent in the current quarter compared to 9.6 percent in the prior year quarter.   The gross profit margins in both the current year quarter and prior year quarter were significantly impacted by our customers’ reduced vehicle production volumes which lowered the absorption of our fixed manufacturing costs.  The current quarter was favorably impacted by lower purchased material costs for both zinc and brass along with a favorable Mexico Peso to U.S. dollar exchange rate affecting the Company’s operations in Mexico.  During the prior year quarter, there were also two unusual items:  a lump sum bonus paid to the Company’s Milwaukee represented hourly workers resulting from a 4-year labor contract ratified in June, 2008; and the disposal of a customer-specific fixed asset that was no longer in service.  Together these two unusual items increased the prior years quarter diluted loss per share by $.11.

Operating expenses were $5.7 million in the current quarter, compared to $6.2 million in the prior year quarter.  The decreased spending is attributed to a $340,000 recovery of patent defense costs from a third party relating to outside legal costs expensed in previous reported periods.  The current quarter also included the expense of STRATTEC POWER ACCESS engineering personnel that were hired at the end of our second fiscal quarter.  These added costs were offset primarily by a 10% reduction in our U.S. salaried work force and reduced 401k match for salaried associates implemented in January 2009.  During the latter half of the current quarter, we also implemented a salary reduction for our U.S. salaried associates and temporary work furloughs that had a modest positive effect on the quarter results.  We anticipate these actions will have more of an effect on the upcoming quarter results.

Reflecting the deepest recession to impact the U.S. and global economies since the Great Depression, and the well-publicized difficulties in the U.S. auto industry of which STRATTEC is a part, net sales for the fiscal year ended June 28, 2009 were $126.1 million compared to net sales of $159.6 million in the prior fiscal year.  Net loss was $6.1 million or diluted loss per share of $1.86 compared to net income of $2.8 million or diluted earnings per share of $.80 in the prior year.

During the current quarter, we changed our method for accounting for inventories from last-in, first out (LIFO) to first-in, first out (FIFO).  Both the current and prior year reported information was retrospectively adjusted on a FIFO basis in accordance with Statement of Financial Accounting Standards No. 154.

STRATTEC designs, develops, manufactures and markets automotive Security Products, including mechanical locks and keys, electronically enhanced locks and keys, steering column and instrument panel ignition lock housings; and Access Control Products including latches, power sliding side door systems, power lift gate systems, power deck lid systems, door handles and related products. These products are provided to customers in North America, and on a global basis through the VAST Alliance in which STRATTEC participates with WITTE Automotive of Velbert, Germany and ADAC Automotive of Grand Rapids, Michigan.  STRATTEC’s history in the automotive business spans 100 years.

Certain statements contained in this release contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements may be identified by the use of forward-looking words or phrases such as “anticipate,” “believe,” “could,” “expect,” “intend,” “may,” “planned,” “potential,” “should,” “will,” and “would.”   Such forward-looking statements in this release are inherently subject to many uncertainties in the Company’s operations and business environment.  These uncertainties include general economic conditions, in particular, relating to the automotive industry, consumer demand for the Company’s and its customers’ products, competitive and technological developments, customer purchasing actions, foreign currency fluctuations, and costs of operations.  Shareholders, potential investors and other readers are urged to consider these factors carefully in evaluating the forward-looking statements and are cautioned not to place undue reliance on such forward-looking statements.  The forward-looking statements made herein are only made as of the date of this press release and the Company undertakes no obligation to publicly update such forward-looking statements to reflect subsequent events or circumstances occurring after the date of this release.  In addition, such uncertainties and other operational matters are discussed further in the Company’s quarterly and annual filings with the Securities and Exchange Commission.

STRATTEC SECURITY CORPORATION
Results of Operations
(In Thousands except per share amounts)

	Fourth Quarter Ended		Years Ended
	June 28, 2009	June 29, 2008	June 28, 2009	June 29, 2008
	(Unaudited)	(Note A)	(Unaudited)	(Note A)

Net Sales	$28,219	$38,567	$126,097	$159,642
Cost of Goods Sold	25,377	34,867	112,857	134,875
Gross Profit	2,842	3,700	13,240	24,767

Engineering, Selling &
Administrative Expenses	5,684	6,222	25,480	23,962
Provision for Doubtful Accounts	-	-	500	-
(Loss) Income from Operations	(2,842)	(2,522)	(12,740)	805

Interest Income	38	405	731	2,749
Other Income (Expense), Net	1	(178)	885	230
Minority Interest	187	(146)	801	(76)
	(2,616)	(2,441)	(10,323)	3,708

(Benefit) Provision for Income
Taxes	(498)	(1,534)	(4,201)	927

Net (Loss) Income	$(2,118)	$(907)	$(6,122)	$2,781

(Loss) Earnings Per Share:
Basic	$(0.65)	$(0.26)	$(1.87)	$0.80
Diluted	$(0.65)	$(0.26)	$(1.86)	$0.80
Average Basic
Shares Outstanding	3,262	3,449	3,280	3,487

Average Diluted
Shares Outstanding	3,266	3,457	3,284	3,494

Other
Capital Expenditures	$1,563	$2,443	$12,492	$10,930
Depreciation & Amortization	$1,736	$1,669	$6,264	$6,830

NOTE A:   Prior year balances have been restated to reflect the change from LIFO to FIFO accounting for inventories.

STRATTEC SECURITY CORPORATION

Condensed Balance Sheet Data
(In Thousands)

	June 28, 2009	June 29, 2008
	(Unaudited)	(Note A)
ASSETS
Current Assets:
Cash and cash equivalents	$22,764	$51,501
Receivables, net	17,235	23,518
Inventories	16,589	14,314
Other current assets	15,970	16,441
Total Current Assets	72,558	105,774
Deferred Income Taxes	13,143	3,684
Investment in Joint Venture	4,483	3,642
Prepaid Pension Cost	-	758
Other Long Term Assets	1,069	27
Property, Plant and Equipment, Net	36,936	30,336
	$128,189	$144,221

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities:
Accounts Payable	$11,369	15,974
Other	$19,479	16,965
Total Current Liabilities	30,848	32,939
Borrowings Under Line of Credit Facility	-	-
Accrued Pension and Post Retirement Obligations	24,784	12,389
Minority Interest	1,139	953
Shareholders’ Equity	238,601	245,351
Accumulated Other Comprehensive Loss	(31,094)	(17,495)
Less: Treasury Stock	(136,089)	(129,916)
Total Shareholders’ Equity	71,418	97,940
	$128,189	$144,221

NOTE A:     Prior year balances have been restated to reflect the change from LIFO to FIFO accounting for inventories.

STRATTEC SECURITY CORPORATION
Condensed Cash Flow Statement Data
(In Thousands)

	Fourth Quarter Ended		Years Ended
	June 28, 2009	June 29, 2008	June 28, 2009	June 29, 2008
	(Unaudited)	Note A	(Unaudited)	Note A

Cash Flows from Operating Activities:
Net (Loss) Income	$(2,118)	$(907)	$(6,122)	$2,781
Adjustment to Reconcile Net (Loss) Income to
Cash Provided (Used) in Operating Activities:
Minority Interest	(180)	136	(780)	25
Depreciation and Amortization	1,736	1,669	6,264	6,830
Foreign Currency Transaction Loss (Gain)	315	243	(918)	320
Deferred Income Taxes	(2,986)	622	(2,986)	622
Stock Based Compensation Expense	110	125	419	741
Provision for Doubtful Accounts	-	-	500	-
Change in Operating Assets/Liabilities	5,195	(6,006)	(3,024)	(7,104)
Other, net	8	20	(189)	(398)

Net Cash Provided (Used) in Operating Activities	2,080	(4,098)	(6,836)	3,817

Cash Flows from Investing Activities:
Investment in Joint Ventures	(163)	-	(551)	-
Purchase of Delphi Power Products	-	-	(4,931)	-
Additions to Property, Plant and Equipment	(1,563)	(2,443)	(12,492)	(10,930)
Proceeds from Sale of Property, Plant and Equipment	8	-	8	-

Net Cash Used in Investing Activities	(1,718)	(2,443)	(17,966)	(10,930)

Cash Flow from Financing Activities:
Purchase of Common Stock	-	(775)	(6,214)	(3,109)
Dividends Paid	-	(524)	(1,511)	(5,133)
Loan from Minority Interest	-	250	2,175	1,050
Contribution from Minority Interest	-	-	986	349
Exercise of Stock Options and Employee
Stock Purchases	10	9	40	30

Net Cash Provided (Used) in Financing Activities	10	(1,040)	(4,524)	(6,813)

Foreign Currency Impact on Cash	(206)	(48)	589	(64)

Net Increase (Decrease) in Cash & Cash Equivalents	166	(7,629)	(28,737)	(13,990)

Cash and Cash Equivalents:
Beginning of Period	22,598	59,130	51,501	65,491
End of Period	$22,764	$51,501	$22,764	$51,501

NOTE A:   Prior year balances have been restated to reflect the change from LIFO to FIFO accounting for inventories.